Exhibit 99.1


                                                     [GREENPOINT FINANCIAL LOGO]

To:               Board of Directors and
                  Section 16 Reporting ("Executive") Officers

From:             Howard C. Bluver, General Counsel
                  Andy Occhino, Assistant General Counsel

Date:             September 20, 2004

Subject:          Notice of Blackout Period Required Under Sarbanes-Oxley


         1. As required by applicable law, this notice is to inform you that, due to the proposed merger between GreenPoint and North Fork, which is expected to close on October 1, 2004, there will be a "blackout period," as defined below, under the GreenPoint 401(k) Savings Plan ("401(k) Plan") and the GreenPoint Employee Stock Ownership Plan ("ESOP"). Notice of the blackout period also has been provided to plan participants. In connection with the merger, shares of GreenPoint common stock will be converted into shares of North Fork common stock. As a result, the GreenPoint ESOP Stock Fund (under the ESOP) and the GreenPoint Unitized Stock Fund (under the ESOP and the 401(k) Plan) will no longer be available investment alternatives. Once the merger is completed, Fidelity, the plans' trustee, will transfer each participant's balance in these stock funds to the newly established North Fork ESOP Stock Fund (under the ESOP) and the North Fork Unitized Stock Fund (under the ESOP and the 401(k) Plan), respectively. In order to ensure that the conversion and these transfers are timely and accurately made, there will be a period of time when participants will be unable to request any transactions into or out of these stock funds. This period during which participants will be unable to exercise their rights otherwise available under the plans is called a "blackout period." This blackout period will not affect participants' ability to make exchanges between and among the other funds available under these plans or request any other transactions into or out of these other funds.

         2. The blackout period for the GreenPoint ESOP Stock Fund will begin at 4:00 p.m. Eastern time on September 28, 2004 and the blackout period for the GreenPoint Unitized Stock Fund will begin at 4:00 p.m. Eastern time on September 30, 2004. Both blackout periods are expected to end on October 7, 2004. During these blackout periods, you and plan participants can confirm whether the blackout period has started or ended by calling Fidelity toll-free at 1-800-835-5091 or visiting Fidelity online at www.401k.com.

         3. Under the Sarbanes-Oxley Act enacted in 2002, the directors and executive officers of GreenPoint Financial Corp. will generally be prohibited from engaging in transactions involving GreenPoint equity securities (including options and other derivatives based on GreenPoint common stock) during these blackout periods. AS A PRACTICAL MATTER, UNTIL THE CLOSING DATE OF THE MERGER, THIS PROHIBITION DOES NOT IMPOSE ON YOU ANY ADDITIONAL TRADING RESTRICTIONS. SINCE THESE BLACKOUT PERIODS WILL TAKE PLACE

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OUTSIDE OF A "TRADING WINDOW" UNDER GREENPOINT'S POLICY ON THE PREVENTION OF
INSIDER TRADING, YOU OTHERWISE WOULD BE UNABLE TO ENGAGE IN TRANSACTIONS INVOLVING GREENPOINT EQUITY SECURITIES BEFORE THE CLOSING DATE. AFTER THE CLOSING, YOU WILL BE NOTIFIED IF THIS PROHIBITION DOES NOT CONTINUE DURING THE PORTION OF THE BLACKOUT PERIODS OCCURRING AFTER THE CLOSING. NEVERTHELESS, WE MUST PROVIDE THIS NOTICE TO COMPLY WITH THE TECHNICAL REQUIREMENTS OF THE LAW.

         Because these and other applicable rules under the federal securities laws are complex and carry severe penalties for violations, before engaging in any transaction involving GreenPoint equity securities, please consult with either of us.

         Thank you for your cooperation.